EXHIBIT 99.1

Strong Execution in First Quarter 2022 Leads Spark Networks to Reiterate Expected Revenue Growth for Full Year

•Zoosk's New Subscribers Grew 15% Year Over Year and Zoosk’s Key Female Engagement Metrics Increased 14% Year Over Year in April 2022
•Company Expects Mid-to-High Single-Digit Revenue Growth for Full Year 2022

BERLIN, May 9, 2022 -- Spark Networks SE (NASDAQ: LOV), a leading social dating platform for meaningful relationships, today reported financial results for its 2022 first quarter ended March 31, 2022.

Eric Eichmann, CEO of Spark Networks, commented, “In April, Zoosk's new subscribers grew 15% year over year and key female engagement metrics increased by 14%. Also, for the quarter, Zoosk's organic traffic increased 65% year over year. With the right talent in place, the right product strategy, scalable technology and new financial flexibility, we are now well-positioned to return to sustainable revenue growth. Spark is the fourth largest online subscription-based dating company across North America and Europe by revenue, and we remain focused on successfully executing the well-developed roadmap of strategies and investments we have in place to drive revenue growth and ultimately shareholder value in 2022 and beyond.”

First Quarter 2022 Financial Results
•Revenue was $52.4 million, compared to $56.4 million in the first quarter of 2021. On a constant currency basis, revenue would have been $54.6 million in the first quarter of 2022, down 3% year over year.
•Net Loss was $5.3 million, compared to $6.5 million in the first quarter of 2021.
•Adjusted EBITDA(1) was $3.5 million, compared to $5.1 million in the first quarter of 2021.

Business Highlights and Financial Outlook
•Spark successfully refinanced its debt facility during the first quarter, to better fund its growth initiatives in 2022 and beyond.
•For the month of April, following the ramp-up in marketing spend under the new debt agreement, Zoosk's new subscribers grew 15% year over year.
•Zoosk's female paid subscriptions and positive match responses, key engagement indicators, both increased 14% year over year in April.
•Zoosk’s turnaround is progressing well as organic traffic increased 65% year over year in the first quarter.
•Spark expects full-year 2022 revenue to grow mid to high single-digits year over year.

Please see the table below for a reconciliation of Adjusted EBITDA, which is a non-U.S. GAAP measure, to U.S. GAAP.

Financial Outlook
“During the first quarter, we successfully refinanced our existing debt facility to better fund our growth initiatives,” said David Clark, Chief Financial Officer of Spark Networks. “Under the new debt facility, we have extended our maturity dates and improved our covenant flexibility, which will allow us to increase our investment to grow our business in 2022 and beyond. For full-year 2022, we expect mid-to-high single-digit total revenue growth year over year.”

Investor Conference Call
Spark Networks management will host a conference call and live webcast for analysts and investors today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the company's financial results.

To access the live call, dial 888-349-0106 (US and Canada) or +1 412-902-0131 (International) and ask to join the Spark Networks' call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call, and it will remain available for one week. To access the call replay dial 1-877-344-7529 (US) or +1 412-317-0088 (International) and enter the replay passcode: 3630144.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks’ performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include, without limitation, statements regarding leading indicators of revenue growth; statements regarding being well-positioned to return to sustainable revenue growth; our focus on successfully executing the well-developed roadmap of strategies and investments we have in place to drive revenue growth and ultimately shareholder value in 2022 and beyond; our refinanced debt facility providing funding for growth initiatives in 2022 and beyond; Spark’s intention with respect to investment in customer acquisition in 2022; our expectations with respect to financial outlook for full year 2022 including with respect to revenue; and our marketing spend plans to drive strong growth in 2023.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “guides,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks’ competitors; Spark Networks’ ability to identify potential acquisitions; Spark Networks’ ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks’ business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ most recent Annual Report on Form 10-K and in other sections of Spark Networks’ filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

For More Information
Investor contact:
MKR Investor Relations, Inc.
Todd Kehrli or Joo-Hun Kim
lov@mkr-group.com

1 Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-U.S. GAAP financial measure, is one of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and allows for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. We define Adjusted EBITDA as net earnings (loss) excluding interest expense, (gain) loss on foreign currency transactions, income tax (benefit) expense, depreciation and amortization, asset impairments, stock-based compensation expense, acquisition related costs and other costs. Adjusted EBITDA has inherent limitations in evaluating the performance of the Company, including, but not limited to the following:

•Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA does not reflect the cash tax payments during the measurement period; and
•Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered in addition to other financial performance measures, including net income (loss) and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA for the three months ended March 31, 2022 and 2021 can be found in the table below.

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$13,007	$16,141
Accounts receivable, net	5,753	6,261
Goodwill and intangible assets	163,782	164,113
Other assets	23,642	23,286
Total assets	$206,184	$209,801
Liabilities and Shareholders' Equity
Current portion of long-term debt	$—	$17,593
Accounts payable	2,098	11,474
Deferred revenue	35,299	36,973
Accrued expenses and other current liabilities	26,359	27,042
Long-term debt, net of current portion	94,282	64,531
Other liabilities	19,191	19,495
Total liabilities	177,229	177,108
Total shareholders' equity	28,955	32,693
Total liabilities and shareholders' equity	$206,184	$209,801

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue	$52,374	$56,379
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	34,246	36,918
Other operating costs and expenses	16,038	18,441
Total operating costs and expenses	50,284	55,359
Operating income	2,090	1,020
Other expense, net	(7,386)	(5,184)
Loss before income taxes	(5,296)	(4,164)
Income tax expense	(53)	(2,340)
Net loss	$(5,349)	$(6,504)

Reconciliation of Net loss to Adjusted EBITDA (Unaudited):
	Three Months Ended March 31,
(in thousands)	2022	2021
Net loss	$(5,349)	$(6,504)
Interest expense	6,882	3,440
Loss on foreign currency transactions	767	1,728
Income tax expense	53	2,340
Depreciation and amortization	603	2,290
Stock-based compensation expense	502	1,036
Other costs(1)	22	795
Adjusted EBITDA	$3,480	$5,125

(1) Includes primarily consulting and advisory fees related to special projects, as well as non-cash acquisition related expenses, post-merger integration activities and long-term debt transaction and advisory fees.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(5,349)	$(6,504)
Adjustments to reconcile net loss to cash used in operating activities:
Non-cash items and other non-operating charges	7,576	7,487
Change in operating assets and liabilities	(12,702)	(1,370)
Net cash used in operating activities	(10,475)	(387)
Capital expenditures	(490)	(423)
Net cash used in investing activities	(490)	(423)

Net cash provided by (used in) financing activities	7,774	(3,686)
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	55	781
Net decrease in cash and cash equivalents and restricted cash	(3,136)	(3,715)

Cash and cash equivalents and restricted cash at beginning of period	16,279	21,117
Cash and cash equivalents and restricted cash at end of period	$13,143	$17,402